UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 16, 2011

Acorda Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50513	13-3831168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

	15 Skyline Drive, Hawthorne, NY	10532
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 347-4300

Not Applicable
Former name or former address, if changed since last report

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)  Acorda Therapeutics, Inc. (the “Company”) is a party to an employment agreement, dated August 11, 2002, and heretofore amended on September 26, 2005, May 10, 2007, and December 28, 2007, with Ron Cohen, M.D., the Company’s President and Chief Executive Officer (the “Employment Agreement”).  Pursuant to the Employment Agreement, Dr. Cohen is entitled to, among other things, specified payments and other benefits if his employment is terminated by the Company without “Cause” or by Dr. Cohen for “Good Reason” (as such terms are defined in the Employment Agreement).  On June 21, 2011, the Company and Dr. Cohen entered into an amendment to the Employment Agreement (the “Amendment”) to modify certain of the payments and other benefits to which Dr. Cohen is entitled under these circumstances, as further described below.

Pursuant to the Employment Agreement, prior to the Amendment, if the Company terminated Dr. Cohen’s employment without Cause, or if Dr. Cohen voluntarily terminated his employment for Good Reason, among other things, the Company was obligated to make a severance payment equal to 15 months’ base annual salary, to make COBRA premium payments for the 15 month severance period, and to pay a bonus equal to Dr. Cohen’s prior year bonus (the “Prior Bonus”) pro rated for the number of days in the relevant year prior to termination.  Pursuant to the Amendment, if Dr. Cohen’s employment terminates under these circumstances, (a) the amount of the severance payment was increased to 24 months’ base salary, and (b) the period for payment of the COBRA premium payments was similarly increased to 24 months.  Also, if the Company terminates Dr. Cohen’s employment without Cause or he terminates his employment for Good Reason, in either case after a “Change in Control” (as defined in the Employment Agreement), pursuant to the Amendment the bonus payable to Dr. Cohen has been increased to an amount equal to two (2) times the larger of (i) the Prior Bonus, and (ii) the target annual bonus for the calendar year in which the termination occurs.  The Amendment did not otherwise modify the payments or other benefits to which Dr. Cohen is entitled under the Employment Agreement, or any of the terms or conditions applicable to any of the payments or other benefits to which Dr. Cohen is entitled under the Employment Agreement.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Stockholders on June 16, 2011 (the “Annual Meeting”) at the Westchester Marriot, 670 White Plains Road, Tarrytown, New York 10591.  34,884,403 shares of the Company’s common stock, or 88.55% of the shares of the Company’s common stock issued and outstanding on the record date for the Annual Meeting, were present in person or represented by proxy at the Annual Meeting.  Summarized below are descriptions of the proposals voted on at the Annual Meeting and the final results of such voting:

Proposal One: Election of directors

As described in the Company’s 2011 Proxy Statement, the Company’s Board of Directors nominated three individuals to serve as Class III directors for a term to expire on the date of the Company’s 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified.  All such nominees were elected by a plurality vote, as follows:

Director	Votes For	Votes Withheld	Broker Non-Votes
Ron Cohen, M.D.	32,012,152	42,279	2,829,972
Lorin J. Randall	30,281,584	1,772,847	2,829,972
Steven M. Rauscher	32,014,251	40,180	2,829,972

Proposal Two:  Ratification of appointment of independent auditors

The Company’s stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011 by the following vote:

Votes For	Votes Against	Abstentions
34,858,493	16,857	9,053

Proposal Three: Advisory (non-binding) vote on executive compensation

The Company’s stockholders voted, in an advisory, non-binding manner, on the compensation of the Company’s Named Executive Officers as disclosed in the Company’s 2011 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation and Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables (the “say-on-pay vote”).  The Company’s stockholders voted as follows to approve such executive compensation pursuant to the say-on-pay vote:

Votes For	Votes Against	Abstentions	Broker Non-Votes
25,341,519	6,688,123	24,789	2,829,972

Proposal Four: Advisory (non-binding) vote on the frequency of executive compensation votes

The Company’s stockholders voted as follows in an advisory, non-binding, manner on the frequency of future say-on-pay votes:

Three Years	Two Years	One Year	Abstentions	Broker Non-Votes
1,867,727	12,766	30,149,524	24,414	2,829,972

The frequency of holding say-on-pay votes every year, which was the recommendation of the Company’s Board of Directors, received the greatest number of votes from the Company’s stockholders.  With the support of these voting results, the Board of Directors has decided that the Company will hold future say-on-pay votes every year until the next required vote on the frequency of stockholder votes on the compensation of the Company’s executives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acorda Therapeutics, Inc.

June 21, 2011	By:	/s/ David Lawrence
Name: David Lawrence
Title: Chief Financial Officer